WINTRHOP REALTY TRUST

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

              WINTHROP REALTY TRUST ANNOUNCES IT HAS ACQUIRED A 99%
             PARTICIPATION INTEREST IN A $60 MILLION MEZZANINE LOAN

      Boston, Massachusetts- December 8, 2005-Winthrop Realty Trust (NYSE:FUR) together with two unaffiliated joint venture partners acquired a 99% participation interest in a $60,000,000 mezzanine loan secured by the indirect ownership interests on real property located in New York City commonly known as the Toy Center. The purchase price for the participation was $59,400,000, of which $30,000,000 was provided from financing and $19,600,000 was provided from the joint venture partners. The Trust effectively holds a 33% interest in the mezzanine loan and is entitled to an additional 20% profits interest after its joint venture partners receive a return of capital plus 7%. The current principal amount of the mezzanine loan is $60,000,000, it bears interest at LIBOR plus 5.6% per annum and is scheduled to mature in April 2008. The $30,000,000 financing obtained by the joint venture requires payments of interest only at LIBOR plus 3% per annum, requires payments of interest only and is co-terminus with the mezzanine loan. As a result, the current yield to the Trust, prior to its promoted interest, is approximately 12.6%.

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      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Winthrop Realty Trust to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Further information about these matters and the risks generally with respect to Winthrop can be found in Winthrop's filings with the Securities and Exchange Commission.

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.